Exhibit 99.1
TOYS “R” US – DELAWARE, INC. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FISCAL YEARS ENDED JANUARY 31, 2009 AND FEBRUARY 2, 2008

TOYS “R” US – DELAWARE, INC. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FISCAL YEARS ENDED JANUARY 31, 2009 AND FEBRUARY 2, 2008

Toys “R” Us – Delaware, Inc. and Subsidiaries
Consolidated Balance Sheets

(In millions)	January 31, 2009	February 2, 2008
ASSETS
Current Assets:
Cash and cash equivalents	$256	$256
Short-term investments	—	101
Accounts and other receivables	94	98
Merchandise inventories	1,266	1,354
Current deferred tax assets	61	63
Prepaid expenses and other current assets	71	50

Total current assets	1,748	1,922
Property and equipment, net	1,909	1,861
Goodwill, net	359	359
Deferred tax assets	53	22
Due from affiliates, net	255	230
Restricted cash	15	15
Other assets	61	86

	$4,400	$4,495

LIABILITIES AND STOCKHOLDER’S EQUITY
Current Liabilities:
Accounts payable	$727	$854
Short-term borrowing from Parent	31	—
Current deferred tax liabilities	3	4
Accrued expenses and other current liabilities	483	604
Income taxes payable	47	100
Current portion of long-term debt	14	33

Total current liabilities	1,305	1,595
Long-term debt	1,664	1,619
Note payable to Parent	—	84
Deferred tax liabilities	424	322
Deferred rent liabilities	196	177
Other non-current liabilities	72	72
Stockholder’s Equity:
Common stock	—	—
Additional paid-in-capital	4,609	4,613
Accumulated deficit	(3,823)	(3,999)
Accumulated other comprehensive (loss) income	(47)	12

Total stockholder’s equity	739	626

	$4,400	$4,495

See Notes to the Consolidated Financial Statements.

Toys “R” Us — Delaware, Inc. and Subsidiaries
Consolidated Statements of Operations

	Fiscal Years Ended
(In millions)	January 31, 2009	February 2, 2008
Net sales	$9,155	$9,102
Other revenues (1)	178	178

Total revenues	9,333	9,280
Cost of sales	6,040	5,988
Cost of other revenues (1)	34	26

Gross margin	3,259	3,266

Selling, general and administrative expenses (1)	2,735	2,729
Depreciation and amortization	226	228
Net gains on sales of properties	—	(29)
Other income and expense, net	(108)	(43)

Total operating expenses	2,853	2,885

Operating earnings	406	381
Interest expense (1)	(162)	(228)
Interest income (1)	38	65

Earnings before income taxes	282	218
Income tax expense	107	59

Net earnings	$175	$159

(1)	Includes the following income (expenses) resulting from transactions with related parties (see Note 16 entitled “RELATED PARTY TRANSACTIONS.”)

	Fiscal Years Ended
	January 31, 2009	February 2, 2008
Other revenues	$116	$119
Cost of other revenues	(26)	(24)
Selling, general and administrative expenses	(332)	(320)
Interest expense	(23)	(38)
Interest income	36	54
See Notes to the Consolidated Financial Statements.

Toys “R” Us — Delaware, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	Fiscal Years Ended
(In millions)	January 31, 2009	February 2, 2008
Cash Flows from Operating Activities:
Net earnings	$175	$159
Adjustments to reconcile net earnings to net cash provided by operating activities:

Depreciation and amortization	226	228
Amortization of debt issuance costs	21	22
Net gains on sales of properties	—	(29)
Deferred income taxes	81	(88)
Non-cash portion of restructuring, other charges and impairments	24	12
Other	5	14
Changes in operating assets and liabilities:
Accounts and other receivables	3	—
Merchandise inventories	58	(195)
Prepaid expenses and other operating assets	(27)	(6)
Accounts payable, accrued expenses and other liabilities	(218)	143
Due from affiliates, net	(32)	—
Income taxes payable	(50)	100
Other assets and liabilities	24	8

Net cash provided by operating activities	290	368

Cash Flows from Investing Activities:
Capital expenditures	(314)	(251)
Sale (purchase) of short-term investments	101	(101)
Increase in restricted cash	—	(2)
Proceeds from sale of fixed assets	1	51
Advances to Parent	(18)	(124)
Loans to affiliates	(37)	—
Repayment of loans by affiliates	36	—

Net cash used in investing activities	(231)	(427)

Cash Flows from Financing Activities:
Long-term debt borrowings	869	772
Long-term debt repayments	(871)	(860)
Short-term borrowing from Parent	31	—
Repayment of note payable to Parent	(67)	—
Dividends paid to Parent	(19)	—

Net cash used in financing activities	(57)	(88)

Effect of exchange rate changes on cash and cash equivalents	(2)	2

Cash and cash equivalents:
Net decrease during period	—	(145)
Cash and cash equivalents at beginning of period	256	401

Cash and cash equivalents at end of period	$256	$256

Supplemental Disclosures of Cash Flow Information
Income taxes paid, net of refunds	$96	$39
Interest paid	$128	$161
See Notes to the Consolidated Financial Statements.

Toys “R” Us — Delaware, Inc. and Subsidiaries
Consolidated Statements of Stockholder’s Equity

			Accumulated Other
	Common	Additional Paid-in	Comprehensive (Loss)	Accumulated	Total Stockholder's
(In millions)	Stock	Capital	Income	Deficit	Equity
Balance, February 3, 2007	$—	$4,564	$(30)	$(4,158)	$376
Net earnings for the period	—	—	—	159	159
Foreign currency translation adjustments, net of tax	—	—	46	—	46
Unrealized loss on hedged transactions, net of tax	—	—	(4)	—	(4)

Total comprehensive income					201

Cumulative effect of change in accounting principle, net of tax	—	—	—	(2)	(2)
Cumulative effect of adoption of FIN 48, net of tax	—	—	—	2	2
Stock compensation expense	—	3	—	—	3
Distribution	—	(1)	—	—	(1)
Contribution arising from tax allocation arrangement	—	47	—	—	47

Balance, February 2, 2008	$—	$4,613	$12	$(3,999)	$626
Net earnings for the period	—	—	—	175	175
Foreign currency translation adjustments, net of tax	—	—	(65)	—	(65)
Unrealized loss and reclassifications on hedged transactions, net of tax	—	—	6	—	6

Total comprehensive income					116
Cumulative effect of change in accounting principle, net of tax (Note 2)	—	—	—	1	1
Stock compensation expense	—	3	—	—	3
Distribution	—	(19)	—	—	(19)
Contribution arising from tax allocation arrangement	—	12	—	—	12

Balance, January 31, 2009	$—	$4,609	$(47)	$(3,823)	$739

See Notes to the Consolidated Financial Statements.

Toys “R” Us – Delaware, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Business and Organization
Toys “R” Us – Delaware, Inc. (the “Company,” “we,” “us,” or “our”), a Delaware corporation, is a wholly-owned subsidiary of Toys “R” Us, Inc. (“Parent”), which owns, licenses or franchises Toys “R” Us and Babies “R” Us stores in the United States and foreign countries. We operate Toys “R” Us stores in the United States, Puerto Rico and Canada, Babies “R” Us stores in the United States, and Internet businesses in the United States and Canada. We also own, through our subsidiary Geoffrey, Inc., the trademarks for the brand names under which the Toys “R” Us and Babies “R” Us businesses are operated worldwide.
Fiscal Year
Our fiscal year ends on the Saturday nearest to January 31. Unless otherwise stated, references to years in this report relate to the fiscal years below:

Fiscal Year	Number of Weeks	Ended
2008	52	January 31, 2009
2007	52	February 2, 2008
Principles of Consolidation
The Consolidated Financial Statements include the accounts of the Company and its wholly-owned subsidiaries. We eliminate all inter-company balances and transactions.
Variable Interest Entities
Financial Interpretation (“FIN”) No. 46 (revised December 2003), “Consolidation of Variable Interest Entities” (“VIEs”) (“FIN 46(R)”) requires the consolidation of entities that are controlled by a company through interests other than voting interests. Under the requirements of this interpretation, an entity that maintains a majority of the risks or rewards associated with VIEs is viewed to be effectively in the same position as the parent in a parent-subsidiary relationship.
We evaluate our lending vehicles, including our commercial mortgage-backed securities, structured loans and any joint venture interests to determine whether we are the primary beneficiary of a VIE. The primary beneficiary will absorb a majority of the entity’s expected losses, receive a majority of the entity’s expected residual returns, or both, as a result of holding a variable interest. Based on our analysis, no VIEs were identified that required consolidation.
Use of Estimates
The preparation of our Consolidated Financial Statements requires us to make certain estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosures of contingent assets and liabilities as of the date of the Consolidated Financial Statements and during the applicable periods. We base these estimates on historical experience and other factors that we believe are reasonable under the circumstances. Actual results may differ materially from these estimates and such differences could have a material impact on our Consolidated Financial Statements.
Reclassifications and Corrections of Previously Issued Financial Statements
We have increased fiscal 2007 Net cash provided by operating activities and Net cash used in investing activities by $124 million to restate advances to Parent that were incorrectly presented as an operating activity rather than as an investing activity. These changes had no effect on our previously reported Consolidated Statement of Operations, Consolidated Balance Sheet and Consolidated Statement of Stockholder’s Equity. In addition, we have decreased our fiscal 2007 related party disclosures of Other revenue and Selling, general and administrative expenses (“SG&A”) by $15 million and $8 million, respectively, as such amounts were incorrectly disclosed in the notes to the Consolidated Financial Statements. These changes in disclosure had no impact on our Consolidated Financial Statements and have been reflected throughout the notes to the Consolidated Financial Statements.
In fiscal 2008, we have included certain other income and expense items as Other income and expense, net on our Consolidated Statements of Operations, which have historically been presented as a net reduction in

SG&A. As such, we have restated other income of $55 million in fiscal 2007, to correctly present these immaterial items separate from SG&A and have corrected this presentation throughout the financial statements. The items included in this restatement primarily relate to gift card breakage and our credit card program. In addition, we have reclassified other expense items of $12 million related primarily to impairment losses on long-lived assets in fiscal 2007 from SG&A to Other income and expense, net. These changes had no effect on our previously reported Consolidated Net earnings for fiscal 2007.
Cash and Cash Equivalents
We consider our highly liquid investments with original maturities of three months or less at acquisition to be cash equivalents. Book cash overdrafts are reclassified to Accounts payable.
Restricted Cash
Restricted cash represents collateral and other cash that is restricted from withdrawal. As of January 31, 2009 and February 2, 2008, we had restricted cash of $15 million, respectively. Such restricted cash primarily serves as collateral for certain property financings we entered into during fiscal 2005.
Accounts and Other Receivables
Accounts and other receivables consist primarily of receivables from vendor allowances and consumer credit card and debit card transactions.
Short-Term Investments
As of February 2, 2008, our short-term investments were comprised of municipal auction-rate securities which are securities with interest rates that reset periodically through an auction process. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 115, “Accounting for Certain Investments in Debt and Equity Securities” (“SFAS 115”), we classified auction-rate securities as available-for-sale and carried them at fair value with any unrealized gains and losses reported in Accumulated other comprehensive (loss) income. During fiscal 2008, we sold all of our municipal auction-rate securities and no longer hold any short-term investments as of January 31, 2009. Refer to Note 5 entitled “FAIR VALUE MEASUREMENTS” for further details.
Merchandise Inventories
We value our merchandise inventories at the lower of cost or market, as determined by the weighted average cost method. Cost of sales represents the weighted average cost of the individual items sold and is affected by adjustments to reflect current market conditions, merchandise allowances from vendors, estimated inventory shortages and estimated losses from obsolete and slow-moving inventory. We changed our method of accounting for inventory from the retail inventory method to the weighted average cost method in the United States and Puerto Rico as of February 3, 2008 and at our Canadian subsidiary as of February 4, 2007. Refer to Note 2 entitled “ACCOUNTING CHANGES” for further details on the accounting change.
Property and Equipment, Net
We record property and equipment at cost. Leasehold improvements represent capital improvements made to our leased properties. We record depreciation and amortization using the straight-line method over the shorter of the estimated useful lives of the assets or the terms of the respective leases, if applicable. We utilize accelerated depreciation methods for income tax reporting purposes with recognition of deferred income taxes for the resulting temporary differences.
We capitalize interest for new store construction-in-progress in accordance with SFAS No. 34, “Capitalization of Interest Cost.” Capitalized interest amounts are immaterial.
Impairment of Long-Lived Assets and Costs Associated with Exit Activities
We review the carrying value of all long-lived assets, such as property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable, in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” In determining whether long-lived assets are recoverable, our estimate of undiscounted future cash flows over the estimated life or lease term of a store is based upon our experience, historical operations of the store, an estimate of future store profitability and economic conditions. The future estimates of store profitability and economic conditions require estimating such factors as sales growth, inflation and the overall economics of the retail industry. Since we forecast our future undiscounted cash flows for up to 25 years, our estimates are subject to variability as future results can be difficult to predict. If a long-lived asset is found to be non-recoverable, we record an impairment charge equal to the difference between the asset’s carrying value and fair value. We estimate fair value based upon future cash flows, discounted at a rate that approximates our weighted average cost of capital, or by using other reasonable estimates of fair value, if available.
During fiscals 2008 and 2007, we recorded total impairment losses of $6 million and $3 million, respectively, which were included as a reduction to Other income and expense, net. These impairments were primarily due to a decrease in real estate market values, the identification of underperforming stores and the relocation of certain stores. In the future, we may relocate additional stores and may incur additional asset impairments. Additionally, if the current adverse trends in economic conditions continue or worsen, or if our efforts to counteract the impacts of these trends are not sufficiently effective, we may incur additional asset impairments.
For any store closing where a lease obligation still exists, we record the estimated future liability associated with the rental obligation less any estimated sublease income on the date the store is closed in accordance with SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” Refer to Note 11 entitled “RESTRUCTURING AND OTHER CHARGES” for charges related to restructuring initiatives.
Asset Retirement Obligations
We account for asset retirement obligations (“ARO”) in accordance with SFAS No. 143, “Accounting for Asset Retirement Obligations” (“SFAS 143”) and FIN No. 47, “Accounting for Conditional Asset Retirement Obligations – An Interpretation of FASB Statement No. 143” (“FIN 47”), which require us to recognize a liability for the fair value of obligations to retire tangible long-lived assets when there is a contractual obligation to incur such costs. We recognize a liability for asset retirement obligations and capitalize asset retirement costs and amortize these costs over the life of the assets. As of January 31, 2009 and February 2, 2008, we had approximately $2 million recorded for ARO, respectively.
Goodwill, Net
Goodwill is evaluated for impairment annually or whenever we identify certain triggering events that may indicate impairment, in accordance with the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”). We test our goodwill for impairment by comparing the fair value and carrying value of our reporting unit. During fiscal 2008, we changed our reporting segments and therefore, in accordance with SFAS 142, we changed our goodwill reporting units from Toys – U.S. and Babies to one Domestic reporting unit.
We estimated the fair value of our reporting unit on the first day of the fourth quarter of each year, which for fiscal 2008 was November 2, 2008, using the market multiples approach and the discounted cash flow analysis approach. Additionally, due to the continued deterioration in the global economy through the end of fiscal 2008, we updated our testing as of January 31, 2009. Based on our estimates of the Domestic reporting unit’s fair value at November 2, 2008 and January 31, 2009, we determined that none of the $359 million goodwill associated with the Domestic reporting unit was impaired.
In order to evaluate the sensitivity of the fair value calculations on the goodwill impairment test, we applied a hypothetical 10% decrease to the fair value of the Domestic reporting unit. For November 2, 2008 and January 31, 2009, this hypothetical decrease would not have triggered additional testing and analysis.
Debt Issuance Costs
We defer debt issuance costs, which are classified as non-current Other assets, and amortize the costs into Interest expense over the term of the related debt facility. Unamortized amounts at January 31, 2009 and February 2, 2008, were $52 million and $69 million, respectively. Deferred financing fees amortized to Interest expense for fiscals 2008 and 2007 were $21 million and $22 million, respectively, which for fiscal 2007 is inclusive of accelerated amortization due to certain debt repayments.
Insurance Risks
Parent self-insures a substantial portion of our workers’ compensation, general liability, auto liability, property, medical, prescription drug and dental insurance risks, in addition to maintaining third party insurance coverage. Parent bills us for our share of the insurance costs which are included in SG&A, totaling $93 million and $96 million for fiscals 2008 and 2007, respectively.

Commitments and Contingencies
We, along with Parent, are subject to various claims and contingencies related to lawsuits as well as commitments under contractual and other commercial obligations. We recognize liabilities for contingencies and commitments when a loss is probable and estimable. For additional information on our commitments and contingencies, refer to Note 15 entitled “COMMITMENTS AND CONTINGENCIES.”
Leases
We lease store locations, distribution centers, equipment and land used in our operations. We account for our leases under the provisions of SFAS No. 13, “Accounting for Leases” (“SFAS 13”), and subsequent amendments, which require that leases be evaluated and classified as operating or capital leases for financial reporting purposes. Assets held under capital lease are included in Property and equipment, net. As of January 31, 2009 and February 2, 2008, accumulated amortization related to capital leases for property and equipment was $36 million and $39 million, respectively.
Operating leases are recorded on a straight-line basis over the lease term. At the inception of a lease, we determine the lease term by assuming the exercise of renewal options that are reasonably assured. Renewal options are exercised at our sole discretion. The expected lease term is used to determine whether a lease is capital or operating and is used to calculate straight-line rent expense. Additionally, the useful life of buildings and leasehold improvements are limited by the expected lease term. Refer to Note 10 entitled “LEASES” for further details.
Substantially all of our leases include options that allow us to renew or extend the lease term beyond the initial lease period, subject to terms and conditions agreed upon at the inception of the lease. Such terms and conditions include rental rates agreed upon at the inception of the lease that could represent below or above market rental rates later in the life of the lease, depending upon market conditions at the time of such renewal or extension. In addition, many leases include early termination options, which can be exercised under specified conditions, including, upon damage, destruction or condemnation of a specified percentage of the value or land area of the property.
Deferred Rent
We recognize fixed minimum rent expense on non-cancelable leases on a straight-line basis over the term of each individual lease starting at the date of possession, including the build-out period, and record the difference between the recognized rental expense and amounts payable under the leases as deferred rent liability or asset. Deferred rent liabilities are recorded in our Consolidated Balance Sheets in the total amount of $202 million and $182 million at January 31, 2009 and February 2, 2008, and include liabilities to affiliates of $60 million and $42 million as of January 31, 2009 and February 2, 2008, respectively. Landlord incentives and abatements are included in Deferred rent liabilities and amortized over the term of the lease.
Financial Instruments
We enter into foreign exchange forward contracts to minimize the risk associated with currency fluctuations relating to our foreign subsidiaries. We also enter into derivative financial arrangements such as interest rate swaps and interest rate caps to hedge interest rate risk associated with our long-term debt. We account for derivative financial instruments in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended (“SFAS 133”), and record the fair values of these instruments within our Consolidated Balance Sheets as Other assets and liabilities. SFAS 133 defines requirements for designation and documentation of hedging relationships, as well as ongoing effectiveness assessments, which must be met in order to qualify for hedge accounting. We record the changes in fair value of derivative instruments which do not qualify for hedge accounting to Interest expense in our Consolidated Statements of Operations. If we determine that we do qualify for hedge accounting treatment, the following is a summary of the impact on our Consolidated Financial Statements:
•	For designated fair value hedges, changes in fair values of the hedged items for the risks being hedged are recorded in earnings.

•	For designated cash flow hedges, the effective portion of the changes in the fair value of derivatives are recorded in other comprehensive (loss) income and subsequently recorded in the Consolidated Statement of Operations at the time the hedged item affects earnings.

•	For designated cash flow hedges, the ineffective portion of a hedged derivative instrument’s change in fair value is immediately recognized in Interest expense in the Consolidated Statements of Operations.
During fiscals 2008 and 2007, we did not have any designated fair value hedges. Refer to Note 4 entitled “DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES” for more information related to our accounting for derivative financial instruments. We did not have significant credit risk related to our financial instruments at January 31, 2009 and February 2, 2008.
Foreign Currency Translation
The functional currency of our Canadian subsidiary is the Canadian dollar. Canadian assets and liabilities are translated into U.S. dollars using the current exchange rates in effect at the balance sheet date, while revenues and expenses are translated using the average exchange rates during the applicable reporting period. The resulting translation adjustments are recorded in Accumulated other comprehensive (loss) income within Stockholder’s Equity.
Foreign currency transactions related to short-term, cross-currency intercompany loans during fiscals 2008 and 2007 amounted to losses of $2 million and less than $1 million, respectively. Such amounts were included in Interest expense. All other gains and losses resulting from foreign currency transactions have been immaterial and are included in Other income and expense, net.
We economically hedge these short-term, cross-currency intercompany loans with foreign currency forward contracts. These derivative contracts were not designated as hedges under SFAS 133 and are recorded on our Consolidated Balance Sheets at fair value with a gain or loss recorded on the Consolidated Statements of Operations in Interest expense. For fiscals 2008 and 2007, we recorded gains of $2 million and less than $1 million, respectively.
Revenue Recognition
We generally recognize sales, net of customer coupons and other sales incentives, at the time the customer takes possession of merchandise, either at the point of sale in our stores or at the time the customer receives shipment for products purchased from our websites. We recognize the sale from lay-away transactions when our customer satisfies all payment obligations and takes possession of the merchandise. We record sales net of sales, use and value added taxes.
Other third-party revenues were $62 million and $59 million for fiscals 2008 and 2007, respectively, and consist of shipping, licensing and franchising fees, warranty and consignment income and non-core product related revenue.
Reserve for Sales Returns
We reserve amounts for sales returns for estimated product returns by our customers based on historical return experience, changes in customer demand, known returns we have not received, and other assumptions. The balances of our reserve for sales returns were $8 million and $9 million at January 31, 2009 and February 2, 2008, respectively.
Gift Cards and Breakage
We sell gift cards to customers in our retail stores, through our web sites and through third parties and, in certain cases, provide gift cards for returned merchandise and in connection with promotions. We recognize income from gift card sales when the customer redeems the gift card, as well as an estimated amount of unredeemed liabilities (“breakage”). Gift card breakage is recognized proportionately, utilizing key management estimates and assumptions based on actual redemptions, the thirty-six month estimated useful life of the gift card and an estimated breakage rate of unredeemed liabilities. Our estimated gift card breakage represents the remaining unused portion of the gift card liability for which the likelihood of redemption is remote and for which we have determined that we do not have a legal obligation to remit the value to the relevant jurisdictions. Income related to customer gift card redemption is included in Net sales, whereas income related to gift card breakage is recorded in Other income and expense, net in our Consolidated Financial Statements.
In the fourth quarter of fiscal 2008, we changed our accounting method for estimating gift card breakage income and recorded an adjustment of $59 million. Refer to Note 2 entitled “ACCOUNTING CHANGES” for the impact on our Consolidated Financial Statements and further details. In addition, we recognized $13 million and $2 million of gift card breakage income in fiscals 2008 and 2007, respectively.
Credit Card Program
In the fourth quarter of fiscal 2006, we entered into a five-year Credit Card Program agreement (the “Agreement”) with a third-party credit lender to offer co-branded and private label credit cards to our customers. The credit lender provides financing for our customers to purchase merchandise at our stores and other businesses and funds and administrates the customer loyalty program for credit card holders. Under the Agreement, we received an up-front incentive payment for entering into the Agreement, which is deferred and is being amortized ratably over the life of the Agreement. In addition, we receive bounty fees for credit card activations and royalties on the co-branded and private label credit cards. Bounty fees are recognized ratably over the life of the contract based upon our expected performance. Royalties are recognized when earned and realizable.
During fiscals 2008 and 2007, we recognized $35 million and $39 million of Other income and expense, net, respectively, relating to the credit card program. At January 31, 2009 and February 2, 2008, a total of $16 million of deferred credit card income, respectively, is included in Other non-current and current liabilities in our Consolidated Balance Sheets. Partially offsetting the income from the credit card program are costs incurred to generate the income such as sales discounts (included as a reduction of Net sales) provided to customers upon activation.
Cost of Sales and SG&A Expenses
The following table illustrates costs associated with each expense category:

“Cost of sales”	“SG&A”
• merchandise acquired from vendors;	• store payroll and related payroll benefits;

• freight in;	• rent and other store operating expenses;

• provision for excess and obsolete inventories;	• advertising expenses;

• shipping costs; • provision for inventory shortages; and	• costs associated with operating our distribution network, including costs related to moving merchandise from distribution centers to stores; and

• credits and allowances from our merchandise vendors.	• other corporate-related expenses.

Credits and Allowances Received from Vendors
We receive credits and allowances that are related to formal agreements negotiated with our vendors. These credits and allowances are predominantly for cooperative advertising, promotions and volume related purchases. We treat credits and allowances, including cooperative advertising allowances, as a reduction of product cost in accordance with the provisions of Emerging Issues Task Force Issue (“EITF”) No. 02-16, “Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor” (“EITF 02-16”) since such funds are not a reimbursement of specific, incremental, identifiable costs incurred by us in selling the vendors’ products.
In addition, we record sales net of in-store coupons that we redeem, in accordance with EITF Issue 03-10, “Application of EITF Issue No. 02-16 by Resellers to Sales Incentives Offered to Consumers by Manufacturers.”
Advertising Costs
Gross advertising costs are recognized in SG&A at the point of first broadcast or distribution and were $298 million and $283 million in fiscals 2008 and 2007, respectively.
Pre-opening Costs
The cost of start-up activities, including organization costs, related to new store openings are expensed as incurred.
Costs of Computer Software
We capitalize certain costs associated with computer software developed or obtained for internal use in accordance with the provisions of Statement of Position No. 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use” (“SOP 98-1”), issued by the American Institute of Certified Public Accountants. We capitalize those costs from the acquisition of external materials and services associated with developing or obtaining internal use computer software. We capitalize certain payroll costs for employees that are directly associated with internal use computer software projects once specific criteria of SOP 98-1 are met. We expense those costs that are associated with preliminary stage activities, training, maintenance and all other post-implementation stage activities as they are incurred. We amortize all costs capitalized in connection with internal use computer software projects on a straight-line basis over a useful life of five years, beginning when the software is ready for its intended use utilizing a half-year convention. We amortized computer software costs of $12 million and $13 million during fiscals 2008 and 2007, respectively.
Income Taxes
Income taxes are accounted for in accordance with SFAS No. 109, “Accounting for Income Taxes” (“SFAS 109”). Under SFAS 109, deferred income taxes arise from temporary differences between the tax basis of assets and liabilities and their reported amounts in the Consolidated Financial Statements. Our effective tax rate in a given financial statement period may be materially impacted by changes in the mix and level of earnings by taxing jurisdiction.
We join with Parent in filing a U.S. Federal income tax return and consolidated or unitary state income tax returns. Income taxes paid by us to Parent are based on certain tax-sharing agreements that we have executed with Parent regarding these consolidated tax filings. The tax expenses recorded in these Consolidated Financial Statements are computed as if we were a separate tax-paying entity for domestic and foreign purposes. However, certain of our tax losses may have been utilized by Parent or one of its subsidiaries in filing its consolidated return. To the extent that our taxes paid or payable to Parent, pursuant to our tax-sharing arrangement, differ from our calculated tax provision, the difference is treated as a dividend to or contribution from Parent and reflected in Stockholder’s Equity.
At any one time our tax returns for many tax years are subject to examination by U.S. Federal, foreign, and state taxing jurisdictions. We establish tax liabilities in accordance with FIN No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement attributes of income tax positions taken or expected to be taken on a tax return. Under FIN 48, the impact of an uncertain tax position taken or expected to be taken on an income tax return must be recognized in the financial statements at the largest amount that is more-likely-than-not to be sustained. An uncertain income tax position will not be recognized in the financial statements unless it is more-likely-than-not to be sustained. We adjust these tax liabilities, as well as the related interest and penalties, based on the latest facts and circumstances, including recently published rulings, court cases and outcomes of tax audits. To the extent our actual tax liability differs from our established tax liabilities for unrecognized tax benefits, our effective tax rate may be materially impacted.
At January 31, 2009 and February 2, 2008, we reported unrecognized tax benefits in Accrued expenses and other current liabilities and Other non-current liabilities in our Consolidated Balance Sheet. These tax liabilities do not include a portion of our unrecognized tax benefits, which have been recorded as a reduction of Deferred tax assets related to net operating losses. For further information, refer to Note 12 entitled “INCOME TAXES.”
Stock-Based Compensation
Under the provisions of SFAS No. 123(R) (revised 2004), “Share-Based Payment” (“SFAS 123(R)”), stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense over the requisite service period. We have applied SFAS 123(R) to new awards and to awards modified, repurchased or cancelled since January 29, 2006. We continue to account for any portion of awards outstanding at January 29, 2006 that has not been modified, repurchased or cancelled using the provisions of Accounting Principles Board (“APB”) Opinion 25 (“APB 25”). For further information, refer to Note 8 entitled “STOCK-BASED COMPENSATION.”
NOTE 2 — ACCOUNTING CHANGES
Gift card breakage
Prior to the fourth quarter of fiscal 2008, the Company recognized breakage income when gift card redemptions were deemed remote and the Company determined that there was no legal obligation to remit the unredeemed gift cards to the relevant tax jurisdiction (“Cliff Method”), which, based on historical information, the Company concluded to be three years after the gift card was issued. At the end of the fourth quarter of fiscal 2008, the Company concluded it had accumulated a sufficient level of historical data from a large pool of homogeneous transactions to allow management to reasonably and objectively determine an estimated gift card breakage rate and the pattern of actual gift card redemptions. Accordingly, the Company changed its method for recording gift card breakage income to recognize breakage income and derecognize the gift card liability for unredeemed gift cards in proportion to actual redemptions of gift cards (“Redemption Method”). We believe the Redemption Method is preferable to the Cliff Method as it better reflects the gift card earnings process resulting in the recognition of gift card breakage income over the period of gift card redemptions (e.g., over the performance period). The Company will continue to review historical gift card redemption information at each reporting period to assess the continued appropriateness of the gift card breakage rates and pattern of redemption.
In accordance with SFAS 154, “Accounting Changes and Error Corrections — a replacement of APB Opinion No. 20 and FASB Statement No. 3” (“SFAS 154”), we concluded that this accounting change represented a change in accounting estimate effected by a change in accounting principle and accordingly, accounted for the change as a change in estimate following a cumulative catch-up method. As a result, the cumulative catch up adjustment recorded at the end of the fourth quarter of fiscal 2008 resulted in an additional $59 million of gift card breakage income under the Redemption Method ($36 million after-tax). Inclusive of this cumulative catch-up, we recognized $72 million of gift card breakage income in fiscal 2008. Gift card breakage income is included in Other income and expense, net in the Consolidated Statements of Operations.

For comparability purposes, the following table sets forth the effects of the change by presenting our Consolidated Balance Sheet as of January 31, 2009 as reported using the Redemption Method and as computed using the Cliff Method (labeled Pro Forma):

(In millions)
As of January 31, 2009	As Reported	Pro Forma	Change
Current deferred tax assets	$61	$70	$(9)
Total current assets	1,748	1,757	(9)
Total assets	4,400	4,409	(9)
Accrued expenses and other current liabilities	483	542	(59)
Income taxes payable	47	33	14
Total current liabilities	1,305	1,350	(45)
Accumulated deficit	(3,823)	(3,859)	36
Total stockholder’s equity	739	703	36
Total liabilities and stockholder’s equity	4,400	4,409	(9)
For comparability purposes, the following table sets forth the effects of this change by presenting our Consolidated Statement of Operations as reported using the Redemption Method and as computed using the Cliff Method (labeled Pro Forma) for the fiscal year ended January 31, 2009:

(In millions)
For Fiscal 2008	As Reported	Pro Forma	Change
Other income, net	$108	$49	$59
Operating earnings	406	347	59
Earnings before income taxes	282	223	59
Income tax expense	107	84	23
Net earnings	175	139	36
Merchandise Inventories
In the first quarter of fiscal 2008, we changed our accounting method for Merchandise inventories from the lower of cost or market as determined by retail inventory methods to the lower of cost or market as determined by cost methods, as follows:
•	54% of Merchandise inventories were previously valued at retail LIFO (last-in, first-out) and were converted to LIFO cost;

•	25% of Merchandise inventories were previously valued at retail FIFO (first-in, first-out) and were converted to weighted average cost; and

•	11% of Merchandise inventories were previously valued at retail LIFO and were converted to weighted average cost.
This change followed the implementation of a perpetual inventory system, which is now used to value our Merchandise inventories under the cost methods.
After the first quarter of fiscal 2008, we continued to utilize the LIFO method for a portion of our Merchandise inventories for financial reporting purposes in order to maintain conformity with the LIFO method for income tax purposes. In the third quarter of fiscal 2008, management elected to change its inventory accounting method for tax purposes from retail LIFO to the weighted average cost method under the Internal Revenue Service (“IRS”) Revenue Procedure 2008-43. This tax election was effective retrospectively to the beginning of fiscal 2008. In connection with this tax election, we changed our accounting method for valuing our remaining inventory valued at LIFO cost to weighted average cost, which represented 57% of our consolidated Merchandise inventories at November 1, 2008. Our entire Merchandise inventory is now valued using the weighted average cost method. This change in accounting principle was retrospectively applied to February 3, 2008 and had a nominal impact on our Consolidated Statements of Operations, Consolidated Balance Sheets and Consolidated Statements of Stockholder’s Equity.

Management believes the weighted average cost method is preferable to the retail inventory method because it results in greater precision in the determination of Cost of sales and Merchandise inventories. Our perpetual inventory system provides management product level detail by store on both a cost and retail price basis. Management believes the weighted average cost method provides for a better matching of cost of sales with related sales. In addition, management believes it is preferable to value its entire inventory under the weighted average cost method, which was brought about by the tax election change from retail LIFO to weighted average cost.
In accordance with SFAS 154, we recorded the cumulative effect of the change in accounting principle as of February 3, 2008. We determined that retrospective application for periods prior to fiscal 2008 is impracticable, as the period-specific information necessary to value Merchandise inventories under the cost methods was unavailable. As of February 3, 2008, the cumulative effect of the change in accounting principle made in the first quarter of fiscal 2008, was a nominal reduction in Merchandise inventories, a nominal increase in Deferred tax assets, a reduction in Accrued expenses and other current liabilities of $1 million and a net decrease in Stockholder’s Equity of $1 million. The change made in the third quarter of fiscal 2008 did not have a material impact on the cumulative effect of the change in accounting principle made in the first quarter of fiscal 2008 or on subsequent period financial statements.

For comparability purposes, the following table sets forth the effects of the changes in accounting principle made in fiscal 2008 by comparing our Consolidated Balance Sheet (as reported under the weighted average cost method) to pro forma Consolidated Balance Sheet (as if Merchandise inventories were valued under the retail inventory methods prior to these changes) as of January 31, 2009:

(In millions)
As of January 31, 2009	As Reported	Pro Forma	Change
Merchandise inventories	$1,266	$1,230	$36
Total current assets	1,748	1,712	36
Total assets	4,400	4,364	36
Accrued expenses and other current liabilities	483	464	19
Total current liabilities	1,305	1,286	19
Accumulated deficit	(3,823)	(3,840)	17
Total stockholder’s equity	739	722	17
Total liabilities and stockholder’s equity	4,400	4,364	36
For comparability purposes, the following table sets forth the effects of the changes in accounting principle made in fiscal 2008 by comparing our Consolidated Statement of Operations (as reported under the weighted average cost method) to pro forma Consolidated Statement of Operations (as if Merchandise inventories were valued under the retail inventory method prior to these changes) for fiscal 2008:

(In millions)
For Fiscal 2008	As Reported	Pro Forma	Change
Cost of sales	$6,040	$6,070	$(30)
Gross margin	3,259	3,229	30
Operating earnings	406	376	30
Earnings before income taxes	282	252	30
Income tax expense	107	95	12
Net earnings	175	157	18

NOTE 3 — LONG-TERM DEBT
A summary of the Company’s consolidated Long-term debt as well as the effective interest rates on our outstanding variable rate debt as of January 31, 2009 and February 2, 2008, respectively, is outlined in the table below:

(In millions)	January 31, 2009	February 2, 2008
Note due in semi-annual installments through February 20, 2008 (1.75%) (1)	$—	$21
Secured real estate loans, due August 9, 2009 (1.64% and 5.54%) (2)	600	600
$2.0 billion secured revolving credit facility, expires fiscal 2010	—	—
Secured term loan facility, due fiscal 2012 (4.58% and 9.55%)	797	797
Unsecured credit facility, due fiscal 2012 (5.33% and 9.41%)	180	180
8.750% debentures, due fiscal 2021 (3)	22	22
Other (4)	79	32

	1,678	1,652
Less current portion	14	33

Total long-term debt (5)	$1,664	$1,619

(1)	On February 20, 2008, we paid the final installment of this note.

(2)	We have exercised our second maturity date extension option, which extended the maturity date of the loans to August 9, 2009. These amounts have been classified as Long-term debt as we have the contractual ability and intent to extend the maturity date to August 9, 2010.

(3)	Our Parent is a co-obligor of the outstanding debentures due fiscal 2021. However, all future principal and interest payments will be funded through the operating cash flows of Delaware.

(4)	Fiscal 2008 includes $42 million related to capital lease obligations and $37 million related to finance obligations associated with capital projects. Fiscal 2007 includes $28 million related to capital lease obligations and $4 million related to finance obligations associated with capital projects.

(5)	We maintain derivative instruments on certain of our Long-term debt, which impact our effective interest rates. Refer to Note 4 entitled “DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES” for further details.
Our credit facilities, loan agreements and indentures contain customary covenants, including, among other things, covenants that restrict our ability to incur certain additional indebtedness, create or permit liens on assets, or engage in mergers or consolidations. Certain of our agreements also contain various and customary events of default with respect to the loans, including, without limitation, the failure to pay interest or principal when the same is due under the agreements, cross default provisions, the failure of representations and warranties contained in the agreements to be true and certain insolvency events. If an event of default occurs and is continuing, the principal amounts outstanding thereunder, together with all accrued unpaid interest and other amounts owed thereunder, may be declared immediately due and payable by the lenders.
Due to the severe deterioration in the credit markets, many financial institutions have reduced and, in some cases, ceased to provide funding to borrowers. We are dependent on the borrowings provided by the lenders to support our working capital needs and capital expenditures. Currently, we have funds available for borrowings under our credit facilities to finance our operations through July 2010. Our lenders may be unable to fund borrowings under their credit commitments to us if these lenders face bankruptcy, failure, collapse or sale. In addition, if our cash flow and capital resources do not provide the necessary liquidity, it could have a significant negative effect on our results of operations.
The total fair values of our Long-term debt, with carrying values of $1,678 million at January 31, 2009 and $1,652 million at February 2, 2008, were $876 million and $1,457 million, respectively. The fair values of our Long-term debt are estimated using the quoted market prices for the same or similar issues and other pertinent information available to management as of the end of the respective periods.

The annual maturities of our Long-term debt, including current portions, at January 31, 2009 are as follows:

(In millions)	Annual Maturities
2009	$14
2010	613
2011	11
2012	979
2013	2
2014 and subsequent	59

Total	$1,678

$2.0 billion secured revolving credit facility, expires fiscal 2010 ($0 at January 31, 2009)
Our $2.0 billion five-year secured revolving credit facility bears a tiered floating interest rate of LIBOR plus 1.00%-3.75% per annum. This credit facility is available for general corporate purposes and the issuance of letters of credit. Borrowings under this credit facility are secured by tangible and intangible assets, subject to specific exclusions stated in the credit agreement. The credit agreement contains covenants, including, among other things, covenants that restrict our ability to incur certain additional indebtedness, create or permit liens on assets, engage in mergers or consolidations, pay dividends, repurchase capital stock, make other restricted payments, make loans or advances, engage in transactions with affiliates, or amend material documents. The revolving credit facility also requires that we maintain a minimum excess availability greater than or equal to the lesser of $125 million or 10% of the calculated borrowing base, consisting of specified percentages of eligible inventory, credit card receivables and certain real estate less any applicable availability reserves. Interest rate pricing for the facility is tiered based on levels of excess availability. At January 31, 2009, we had no outstanding borrowings and a total of $103 million of outstanding letters of credit under this credit facility which expires in fiscal 2010. We had availability of $942 million under this facility at January 31, 2009 and paid commitment fees of $6 million in both fiscals 2008 and 2007.
Secured real estate loans, due August 9, 2009 ($600 million at January 31, 2009)
On July 21, 2005, certain indirect wholly-owned subsidiaries entered into securitized loan facilities totaling $600 million carrying annual weighted average interest rates of LIBOR plus 1.30%. Each of these loan agreements has a two-year term and provides for three one-year extensions at the election of the borrowers. The Secured real estate loans are secured against direct and indirect interests in certain real property located in the U.S. The loan agreements contain covenants, including, among other things, covenants that restrict the ability of the borrowers to incur additional indebtedness, create or permit liens on assets or engage in mergers or consolidations, commingle assets with affiliates, amend organizational documents and initiate zoning reclassification of any portion of the secured property. In addition, these covenants restrict certain transfers of, and the creation of liens on, direct or indirect interests in the borrowers except in specified circumstances. The debt is subject to mandatory prepayment as specified in the agreement.
On July 9, 2007, we notified the lenders that we were exercising our first maturity date extension option (the “First Extension Option”), which extended the maturity date of the loan from August 9, 2007 to August 9, 2008. On July 3, 2008, we notified the lenders that we were exercising our second maturity date extension option (the “Second Extension Option”), which extended the maturity date of the loan from August 9, 2008 to August 9, 2009. No other terms of the loan were changed as a result of these extensions. We classify this loan as Long-term because we have the contractual ability and intent to extend the due date from August 9, 2009 to August 9, 2010. Pursuant to the extension option, we were also required to extend our current interest rate cap through the end of the second maturity extension. Refer to Note 4 entitled “DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES” for further details.
Secured term loan facility, due fiscal 2012 ($797 million at January 31, 2009)
On July 19, 2006, we entered into the Secured Credit Facilities with a syndicate of financial institutions. The syndicate includes affiliates of KKR, an indirect equity owner of the Company, which owned 12% and 10% of the loan amount as of January 31, 2009 and February 2, 2008, respectively. Obligations under the Secured Credit Facilities are guaranteed by substantially all our domestic subsidiaries (other than the real estate borrowers) and the borrowings are secured by accounts receivable, inventory and intellectual property of Toys-Delaware and the guarantors. The Secured Credit Facilities contain customary covenants, including, among other things, covenants that restrict our ability to incur certain additional indebtedness, create or permit liens on assets, or engage in mergers or consolidations. If an event of default under the Secured

Credit Facilities occurs and is continuing, the commitments may be terminated and the principal amount outstanding, together with all accrued unpaid interest and other amounts owed may be declared immediately due and payable by the lenders. The term loan facility bears interest equal to LIBOR plus 4.25% per annum and matures on July 19, 2012. On November 2, 2007, we used $4 million of the $29 million proceeds from property sold during the third quarter of fiscal 2007 (refer to Note 6 entitled “PROPERTY AND EQUIPMENT”) to repay a portion of the secured term loan facility. At January 31, 2009, the unamortized discount recorded for the $800 million secured term loan facility was $3 million.
Unsecured credit facility, due fiscal 2012 ($180 million at January 31, 2009)
On December 1, 2006, we entered into an unsecured credit facility (the “Unsecured Credit Facility”) with a syndicate of financial institutions and other lenders. The syndicate includes affiliates of Vornado and KKR, indirect equity owners of the Company, which each participated in 15% of the loan as of January 31, 2009 and February 2, 2008. The Unsecured Credit Facility matures on January 19, 2013 and bears interest equal to LIBOR plus 5.00% per annum or, at our option, prime plus 4.00% per annum. In fiscals 2008 and 2007, the loan bore an interest rate of 5.00% plus LIBOR.
In addition, obligations under the Unsecured Credit Facility are guaranteed by substantially all our domestic subsidiaries (other than the real estate borrowers). The Unsecured Credit Facility contains the same customary covenants as those under the Secured Credit Facilities. At January 31, 2009, the unamortized discount for the Unsecured Credit Facility was $1 million.
NOTE 4 — DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES
SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. It requires the recording of all derivatives as either assets or liabilities on the balance sheet measured at estimated fair value and the recognition of the unrealized gains and losses. The changes in fair value of derivatives are recorded in the Consolidated Statements of Operations in Interest expense, unless the derivative is designated as a hedge. In certain defined conditions, a derivative may be specifically designated as a hedge for a particular exposure. The effective portion of a cash flow hedge is recorded to Accumulated other comprehensive (loss) income; the ineffective portion of a cash flow hedge is recorded to Interest expense. The accounting for derivatives depends on the intended use of the derivatives and the resulting designation. For our derivatives that are designated under SFAS 133 as cash flow hedges, no material ineffectiveness existed at January 31, 2009 and February 2, 2008.
During fiscals 2008 and 2007, we entered into derivative financial arrangements to manage a variety of risk exposures, including interest rate risk associated with our Long-term debt and foreign currency risk relating to merchandise import purchases and short-term, cross-currency intercompany loans. We entered into interest rate swaps and/or caps to manage interest rate risk in order to reduce our exposure to variability in expected future cash outflows attributable to the changes in LIBOR rates.
During fiscal 2008, we recorded a net loss of $1 million to Accumulated other comprehensive (loss) income related to the change in the fair value of our variable cash flow hedges. We reclassified a net loss of $9 million to Interest expense from Accumulated other comprehensive (loss) income for fiscal 2008. This reclassification primarily relates to realized Interest expense on interest rate swaps. During fiscal 2007, we recorded a net loss of $6 million to Accumulated other comprehensive (loss) income related to the change in the fair value of our variable cash flow hedges. Reclassifications to Interest expense from Accumulated other comprehensive (loss) income were nominal in fiscal 2007. We do not expect to reclassify amounts to Interest expense from Accumulated other comprehensive (loss) income in fiscal 2009. In addition, we recorded net gains of less than $1 million in fiscal 2008 and net losses of $11 million in fiscal 2007, respectively, to Interest expense, which relate to the changes in our derivatives that did not qualify for hedge accounting under SFAS 133.

The following table presents our outstanding derivative contracts as of January 31, 2009 and February 2, 2008:

			As of January 31, 2009		As of February 2, 2008
			Notional	Fair Value	Notional	Fair Value
(In millions)			Amount	Assets/	Amount	Assets/
Related Items (in Local Currency)(1)	Effective Date	Maturity Date	(In USD)	(Liabilities)	(In USD)	(Liabilities)
Interest Rate Swaps
Secured term loan facility due fiscal 2012 (USD)	August 2006	August 2008	—	—	600	(8)

Interest Rate Caps
Secured real estate loans due August 9, 2009 (USD)	July 2005	August 2009	600	—	600	—
Unsecured credit facility due fiscal 2012 (USD)	May 2007	May 2009	91	—	91	—
Secured term loan facility due fiscal 2012 (USD)	August 2008	August 2010	600	—	600	—

Interest Rate Corridor
Secured real estate loan due August 9, 2009 (USD)	July 2006	August 2008	—	—	600	—

(1)	Refer to Note 3 entitled “LONG-TERM DEBT” for detail on our related items.
The following summarizes the current year activity in our derivative portfolio:
Secured real estate loan, due August 9, 2009 ($600 million at January 31, 2009)
On July 9, 2008, we extended the interest rate cap through the end of the second maturity extension as required under the terms of the loan agreement. The amount paid to extend the cap was nominal. The interest rate cap manages the variable cash flows associated with changes in the one month LIBOR above 7.00% and do not qualify for hedge accounting under SFAS 133.
Foreign Currency Forward Contracts
We occasionally enter into foreign currency forward contracts to economically hedge the U.S. dollar merchandise purchases of our foreign subsidiaries. These derivative contracts were not designated as hedges under SFAS 133. As a result, changes in the value of these derivatives are recorded on the Consolidated Statements of Operations in Interest expense. For fiscals 2008 and 2007, we recorded $1 million and $10 million of losses, respectively.
We enter into short-term, cross-currency intercompany loans with our foreign subsidiaries as part of our global cash management strategy. Foreign currency transactional gains and losses related to these activities during fiscals 2008 and 2007 amounted to losses of $2 million and less than $1 million, respectively. Such amounts are recorded in the Consolidated Statements of Operations in Interest expense. We economically hedge these short-term, cross-currency intercompany loans with foreign currency forward contracts. These derivative contracts were not designated as hedges under SFAS 133. As a result, changes in the value of these derivatives are recorded on the Consolidated Statements of Operations in Interest expense. For fiscals 2008 and 2007, we recorded gains of $2 million and less than $1 million, respectively.
Subsequent Event
Pursuant to our interest rate risk management strategies, on April 3, 2009, we entered into two new forward-starting interest rate cap agreements. The amount paid for the caps was $7 million. The two interest rate caps each have a notional amount of $500 million and are effective on January 4, 2011 and January 3, 2012, respectively. Both caps mature on April 1, 2015.
NOTE 5 — FAIR VALUE MEASUREMENTS
On February 3, 2008, we adopted SFAS No. 157, “Fair Value Measurements” (“SFAS 157”) for financial assets and liabilities. SFAS 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. SFAS 157 applies to reported balances that are required or permitted to be measured at fair value under existing accounting pronouncements; accordingly, the standard does not require any new fair value measurements of reported balances.
SFAS 157 emphasizes that fair value is a market-based measurement, not an entity-specific measurement. Therefore, a fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair value measurements, SFAS 157 establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).
Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that we have the ability to access. Level 2 inputs are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs may include quoted prices for similar assets and liabilities in active markets, as well as inputs that are observable for the asset or liability (other than quoted prices), such as interest rates, foreign exchange rates and yield curves that are observable at commonly quoted intervals. Level 3 inputs are unobservable inputs for the asset or liability and are typically based on an entity’s own assumptions, as there is little, if any, related market activity. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.
Short-term Investments
As of February 2, 2008, we held $101 million of short-term investments comprised of municipal auction-rate securities, which were classified as Level 3 inputs. During the first quarter of fiscal 2008, we settled $91 million of our auction-rate securities at par value through the normal auction process. On May 6, 2008, the remaining auction-rate security was called at par by the issuer for $10 million. As of January 31, 2009, we no longer hold any Short-term investments. These securities were valued using a management model that takes into consideration the financial conditions of the issuers and the bond insurers, current market condition and the value of the collateral bonds. We had determined that the significant majority of the inputs used to value these securities fell within Level 3 of the fair value hierarchy as the inputs are based on unobservable management estimates.
As of January 31, 2009, the remaining financial assets and liabilities measured within the fair value hierarchy was nominal.
NOTE 6 — PROPERTY AND EQUIPMENT

	Useful life	January 31,	February 2,
($ In millions)	(in years)	2009	2008
Land		$204	$221
Buildings	45-50	741	713
Furniture and equipment	5-20	1,144	1,172
Leasehold improvements	10-25	981	939
Costs of computer software	5	152	191
Construction in progress		40	—
Leased property and equipment under capital lease	3-8	73	65

		3,335	3,301
Less: accumulated depreciation and amortization		1,423	1,429

		1,912	1,872
Less: net assets held for sale		3	11

Total		$1,909	$1,861

Assets held for sale
The following assets are classified as held for sale and are included in Prepaid expenses and other current assets on our Consolidated Balance Sheets:

	January 31,	February 2,
(In millions)	2009	2008
Land	$1	$5
Buildings	2	13
Leasehold improvements	1	1

	4	19
Less: accumulated depreciation and amortization	1	8

Net assets held for sale	$3	$11

Net gains on sales of properties
During fiscal 2007, we sold our interest in an idle distribution center for gross proceeds of approximately $29 million, resulting in a gain of $18 million. In addition, we sold 3 properties for gross proceeds of $9 million, resulting in a gain of $1 million pursuant to a previous agreement with Vornado Surplus Realty, LLC. We also consummated a lease termination agreement resulting in a net gain of $10 million.
NOTE 7 — ACCOUNTS PAYABLE, ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES
A summary of our accounts payable, accrued expenses and other current liabilities as of January 31, 2009 and February 2, 2008 is outlined in the table below:

(In millions)	January 31, 2009	February 2, 2008
Accounts payable (1)	$727	$854

Gift card and certificate liability (2)	$115	$178
Accrued bonus	23	44
Accrued property tax	31	32
FIN 48 liability for uncertain tax positions	4	21
Other (3)	310	329

Total accrued expense and other current liabilities	$483	$604

(1)	Includes $157 million and $160 million of book overdraft cash as of January 31, 2009 and February 2, 2008, respectively.

(2)	Reduction in liability primarily relates to a change in accounting estimates effected by a change in accounting principle related to gift card breakage, which reduced the liability by $59 million. See Note 2 entitled “ACCOUNTING CHANGES” for further details.

(3)	Other includes, among other items, accrued payroll and other benefits, and other operating accruals. No individual amount included exceeds 10% of “Other” (shown above).
NOTE 8 — STOCK-BASED COMPENSATION
Management Equity Plan
On July 21, 2005, the Parent and its subsidiaries adopted the 2005 Management Equity Plan (the “Management Equity Plan”). The Management Equity Plan provides for the granting of service-based and performance-based stock options, rollover options (i.e., options in the Parent in lieu of options held prior to the Merger), and restricted stock to officers and other key employees of the Parent and its subsidiaries.
Pursuant to a reorganization on June 10, 2008 and the subsequent dissolution of Toys “R” Us Holdings, Inc., the former parent of Toys “R” Us, Inc. (“Holdings”), the 1,000 shares of the Parent’s common stock, $0.01 par value held by Holdings were exchanged for 48,955,808 new shares of the Parent’s common stock, $0.001 par value. Prior to dissolution, Holdings distributed the new shares of common stock to its shareholders. This reorganization did not have a material impact on our Consolidated Financial Statements. All awards are in the form of shares of the common stock of the Parent.
The service-based options generally cliff vest 40% on the second anniversary of the award with the remaining portion vesting ratably over the subsequent three years, subject to the participant’s continued employment with the Parent, and vest automatically upon a change of control of the Parent. The performance-based options will vest in the same manner as the service-based options but only if certain performance targets are achieved based on a specified internal rate of return realized by the Sponsors (an investment group consisting of entities advised by or affiliated with Bain Capital partners LLC, Kohlberg

Kravis Roberts & Co., L.P., and Vornado Realty Trust) and the sale multiple realized by the Sponsors. The performance-based options will vest on the eighth anniversary of the date of grant regardless of performance, subject to the participant’s continued employment with the Parent or its subsidiaries. All options expire on the tenth anniversary of the date of the grant.
At January 31, 2009, an aggregate of 498,665 shares of Parent were reserved for future option grants under the Management Equity Plan. All outstanding options expire at dates ranging from April 7, 2009 to May 7, 2018. The Board of Directors of the Parent has discretion over the amount of shares available for future issuances of restricted stock and options. The Parent expects to satisfy future option exercises by issuing shares held in treasury or authorized but unissued new shares.
Repurchase Obligations
Certain officers of the Parent have the right to require the Parent to repurchase the Common Stock that the officer acquired upon the exercise of certain options, the shares issued or issuable upon exercise of rollover options or the shares issued to the officer in the form of restricted stock. The put rights are triggered by the officer’s death, disability or retirement at any time. The put rights will expire upon either a change in control of the Parent or an initial public offering of its Common Stock. The purchase price for shares repurchased as a result of the officer’s death, disability or retirement is the fair value of the covered shares at the time of repurchase. The number of shares that may be repurchased as a result of the officer’s retirement is subject to an aggregate fixed limitation. The liability related to the restricted shares and rollover options of officers of the Company has been classified as other non-current liabilities in the financial statements of the Parent. The liability as of January 31, 2009 and February 2, 2008 was nominal.
Restricted Stock
The Management Equity Plan permits the sale of non-transferable, restricted stock to certain employees at a purchase price equal to the fair value of the Common Stock. During fiscals 2008 and 2007, 17,338 shares and 102,344 shares of Parent restricted stock were purchased by officers of the Company at $34.00 and $32.00 per share, respectively, which were the estimated fair values as of the respective dates of those purchases.
The Company also awarded 2,500 shares of Parent restricted stock without consideration in fiscal 2007 with an aggregate fair value of less than $1 million as of the grant date. Fifty percent of these awards vested on the first anniversary of the grant date and the remaining fifty percent will vest on the second anniversary of the grant date, provided the recipients are still employed by the Company or any of its affiliates as of such respective dates. There were no shares awarded in fiscal 2008.
Valuation Assumptions
The fair value of each option award modified or granted under the Management Equity Plan is estimated on the date of modification or grant using a lattice option-pricing model that uses the assumptions noted in the following table, along with the associated weighted average fair values. We use historical data to estimate pre-vesting option forfeitures. To the extent actual results of forfeitures differ from the estimates, such amounts will be recorded as an adjustment in the period the estimates are revised. The expected volatilities are based on a combination of implied and historical volatilities of a peer group of companies, as the Parent is a non-publicly traded company. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the options. The expected term represents the estimated time until exercise and is based on certain projected performance targets of the Parent. The expected dividend yield is based on an assumption that no dividends are expected to be approved in the near future. The following are the weighted average assumptions used:

	Fiscal	Fiscal
	2008	2007
Volatility	55.0%	50.0%
Risk-free interest rate	2.6%	4.2%
Expected term	3.2 years	3.8 years
Dividend yield	0.0%	0.0%
Weighted average grant-date fair value per option:
Service-based	$13.28	$12.77
Performance-based	$11.48	$10.81
A summary of option and restricted stock activity under the Management Equity Plan during fiscals 2008 and 2007 is presented below:

Service-Based Options

	Fiscal Years Ended
	January 31, 2009		February 2, 2008
		Weighted
		Average		Weighted Average
	Shares	Exercise Price	Shares	Exercise Price
Outstanding at beginning of fiscal year	880,742	$22.56	865,398	$19.04
Granted	27,846	34.00	210,606	32.00
Exercised	(65,826)	12.97	(126,623)	11.30
Forfeited	(64,333)	30.54	(68,639)	27.83

Outstanding at end of fiscal year	778,429	$16.95	880,742	$22.56

			Weighted Average
			Remaining
		Weighted Average	Contractual Term
	Options	Exercise Price $	(Years)
Vested or expected to vest at January 31, 2009	729,230	$15.14	6.22

Exercisable at January 31, 2009	424,723	$17.76	5.07

The total intrinsic value of service-based options exercised in fiscals 2008 and 2007 was approximately $1 million and $3 million, respectively, and the total fair value of service-based options vested during the same periods was approximately $1 million and $0, respectively. Parent received $1 million from the exercise of service-based options in fiscals 2008 and 2007, respectively. Parent paid $2 million and $3 million in fiscals 2008 and 2007, respectively, to repurchase shares from the exercise of service-based options. The tax benefits recognized as a result of the options exercised in fiscals 2008 and 2007 were approximately $1 million for both periods.
Performance-Based Options

	Fiscal Years Ended
	January 31, 2009		February 2, 2008
				Weighted
		Weighted Average		Average
	Shares	Exercise Price	Shares	Exercise Price
Outstanding at beginning of fiscal year	275,958	$28.49	—	$—
Granted	55,690	34.00	421,212	32.00
Forfeited	(162,562)	29.75	(145,254)	27.77

Outstanding at end of fiscal year	169,086	$19.70	275,958	$28.49

Weighted Average
Remaining
		Weighted Average	Contractual Term
	Options	Exercise Price $	(Years)
Expected to vest at January 31, 2009	1,029,029	$19.28	7.42

Exercisable at January 31, 2009	—	$—	—

No performance-based options were exercised in fiscals 2008 and 2007.
Non-vested Restricted Stock Activity
Non-vested restricted stock grants as of January 31, 2009 and February 2, 2008 and activities during fiscals 2008 and 2007 were as follows:

	Fiscal Years Ended
	January 31, 2009		February 2, 2008
		Weighted
		Average Grant		Weighted
		Date Fair		Average Grant
		Value		Date Fair Value
	Common Shares	(In millions)	Common Shares	(In millions)
Non-Vested, Beginning of Fiscal Year	23,060	$0.7	41,121	$1.1
Granted	—	—	2,500	0.1
Vested	(21,810)	(0.6)	(20,561)	(0.5)

Non-Vested, End of Fiscal Year	1,250	$0.1	23,060	$0.7

As of January 31, 2009, there was $3 million of total unrecognized compensation cost related to option share-based compensation arrangements granted under the Management Equity Plan. That cost is expected to be recognized over a weighted-average period of 1.3 years. In addition, there was total unrecognized compensation cost related to restricted stock grants of less than $1 million.
The amount of stock-based compensation expense recognized in SG&A and tax benefit recognized in Income tax expense in fiscals 2008 and 2007 was as follows:

	Fiscal	Fiscal
(In millions)	2008	2007
SG&A	$4	$3
Total recognized tax benefit	2	1
NOTE 9 — ACCUMULATED OTHER COMPREHENSIVE (LOSS) INCOME
Comprehensive (loss) income is included in the Consolidated Statements of Stockholder’s Equity. Accumulated other comprehensive (loss) income, net of tax, is reflected in the Consolidated Balance Sheets, as follows:

(In millions)	January 31, 2009	February 2, 2008
Foreign currency translation adjustments, net of tax	$(47)	$18
Unrealized loss on hedged transactions, net of tax	—	(6)

	$(47)	$12

NOTE 10 — LEASES
We lease a majority of the real estate used in our operations from either third parties or affiliated entities. Most leases require us to pay real estate taxes and other expenses and some leases require additional payments based on percentages of sales.
Minimum rental commitments under non-cancelable operating leases and capital leases as of January 31, 2009 are as follows:

	Operating Leases
	Gross Minimum Rentals				Capital Leases
(In millions)	Third Party	Related Party	Sublease Income	Net Minimum Rentals	Lease Obligation
2009	$173	$258	$16	$415	$14
2010	173	256	14	415	13
2011	163	261	12	412	11
2012	141	242	9	374	2
2013	118	226	7	337	2
2014 and subsequent	496	1,348	17	1,827	37

Total	$1,264	$2,591	$75	$3,780	$79

Total third party rent expense, net of sublease income of $16 million and $16 million, was $131 million and $124 million in fiscals 2008 and 2007, respectively. We remain directly and primarily liable for lease payments to third party landlords for locations where we have subleased all or a portion of the locations to third parties. Rental payments received from our sub-lessees offset the lease payments we make to third party landlords. To the extent that sub-lessees fail to make sublease rental payments, our total net rent expense to the third party landlords would increase in direct proportion.
Total related party rent expense was $278 million for fiscals 2008 and 2007, respectively. Our leases with affiliated entities are governed by non-cancelable master operating leases (“Master Lease Agreements”), which cover leases expiring in various years through fiscal 2020. These Master Lease Agreements contain predetermined fixed escalations of the minimum rentals in fiscals 2010 and 2015 and early termination options, which can be exercised under specified conditions, including, upon damage, destruction or condemnation of a specified percentage of the value or land area of the property. Under these agreements, we are also provided a unilateral right to have the affiliated landlord take renewal options on their leased properties at the time the initial underlying lease term expires, so long as the renewal option ends on or before either July 20, 2020 or January 31, 2021, depending on the agreement. In addition to future related party base rents (as presented in the above table), we are required to reimburse the affiliated landlords for specific property operating expenses and real estate taxes. We are also responsible for maintaining adequate insurance on these leased properties and would be required to reimburse the affiliated landlords for any property losses incurred. Refer to Note 16 entitled “RELATED PARTY TRANSACTIONS” for further details.
We recognize rental expense on a straight-line basis and record the difference between the recognized rental expense and amounts payable under the leases as deferred rent liability. Deferred rent liabilities are recorded in our Consolidated Balance Sheets in the total amount of $202 million at January 31, 2009 and $182 million at February 2, 2008 and include liabilities to affiliates of $60 million and $42 million as of January 31, 2009 and February 2, 2008, respectively. Virtually all of our leases include options that allow us to renew or extend the lease term beyond the initial lease period, subject to terms and conditions agreed upon at the inception of the lease. Such terms and conditions include rental rates agreed upon at the inception of the lease that could represent below or above market rental rates later in the life of the lease, depending upon market conditions at the time of such renewal or extension.
Lease payments that depend on factors that are not measurable at the inception of the lease, such as future sales volume, are contingent rentals and are excluded from minimum lease payments and included in the determination of total rental expense when it is probable that the expense has been incurred and the amount is reasonably estimable. Contingent rent expense was $1 million in fiscals 2008 and 2007, respectively. Future payments for maintenance, insurance and taxes to which we are obligated are excluded from minimum lease payments. Tenant allowances received upon entering into certain store leases are recognized on a straight-line basis as a reduction to rent expense over the lease term.
NOTE 11 — RESTRUCTURING AND OTHER CHARGES
In fiscal 2005, our Board of Directors approved the closing of 87 Toys “R” Us stores in the United States, resulting in the permanent closure of 75 stores. As a result of the store closings, approximately 3,000 employee positions were eliminated. In fiscal 2003, we decided to close all 146 freestanding Kids “R” Us stores and all 36 freestanding Imaginarium stores, as well as three distribution centers that supported these stores. In fiscal 2001, we closed stores, eliminated a number of staff positions, and consolidated five store support center facilities into our Global Store Support Center facility in Wayne, New Jersey. In fiscal 1998, we had strategic initiatives to reposition our worldwide operations.
Our Consolidated Financial Statements for fiscals 2008 and 2007 included pre-tax charges of $5 million and $4 million related to these restructuring initiatives and are primarily due to changes in management’s estimates for events such as lease terminations, assignments and sublease income adjustments.
Our Consolidated Balance Sheets as of January 31, 2009 and February 2, 2008 include these restructuring reserves in Accrued expenses and other current liabilities and Other non-current liabilities, which we believe are adequate to cover our commitments. We currently expect to utilize our remaining reserves through January 2019.
Restructuring and other activity during fiscals 2008 and 2007 relate to lease commitments as follows:

	2005	2003	2001	1998
(In millions)	Initiative	Initiative	Initiative	Initiative	Total
Balance at February 3, 2007	$11	$4	$9	$6	$30

Charges	3	—	1	1	5
Reversals	(1)	—	—	—	(1)
Utilized	(4)	(2)	(2)	(2)	(10)

Balance at February 2, 2008	$9	$2	$8	$5	$24

Charges	2	—	1	2	5
Reversals	—	—	—	—	—
Utilized	(3)	(1)	(1)	—	(5)

Balance at January 31, 2009	$8	$1	$8	$7	$24

NOTE 12 — INCOME TAXES

Earnings before income taxes are as follows:

	Fiscal Years Ended
	January 31,	February 2,
(In millions)	2009	2008
U.S.	$260	$182
Foreign	22	36

Earnings before income taxes	$282	$218

The Company is a member of a consolidated U.S. Federal income tax group. Under the tax sharing agreement, the members calculate their tax expense or tax benefit on a stand-alone basis and record a “due to” or “due from” account with the Parent company for any U.S. Federal income tax-related asset or liability. Each year, management decides how to settle these accounts, i.e., whether the Parent should contribute the “due to” amounts to the members, the members should distribute the “due from” amounts to the Parent, or settlement should be made in cash. At January 31, 2009, the Company had a Due to Parent for its liability under the tax sharing arrangement. In fiscal 2007, our Parent contributed to us amounts due from the Company. Refer to Note 16 entitled “RELATED PARTY TRANSACTIONS” and Note 17 entitled “NOTES WITH AFFILIATES” for further details.
Income tax expense is as follows:

	Fiscal Years Ended
	January 31,	February 2,
(In millions)	2009	2008
Current:
U.S. Federal	$17	$101
Foreign	1	36
State	8	10

Total current income tax expense	$26	$147

Deferred:
U.S. Federal	$57	$(56)
Foreign	14	(14)
State	10	(18)

Total deferred income tax expense (benefit)	$81	$(88)

Total income tax expense	$107	$59

Included within Income tax expense were $3 million and $4 million of expense related to interest and penalties in fiscals 2008 and 2007, respectively. We have provided U.S. Federal income taxes on substantially all the accumulated earnings of our foreign subsidiaries as such earnings are not considered to be permanently invested outside of the United States.
The Company’s effective tax rate was 37.9% and 27.1% in fiscals 2008 and 2007, respectively. The difference between the effective tax rate and the statutory rate for fiscal 2008 resulted primarily from permanent differences between taxable and financial statement income, and state income taxes. The current year tax provision included a net benefit of $10 million related to true-ups and correcting adjustments associated with the prior year filing and provision. The difference between the effective tax rate and the statutory rate for fiscal 2007 resulted primarily from the release of valuation allowance for state tax loss carryforwards.
The tax effects of temporary differences are included in deferred tax accounts as follows:

	January 31,	February 2,
(In millions)	2009	2008
Deferred tax assets:
U.S. Federal tax credit and other carryforwards	$8	$69
Foreign tax loss and other carryforwards	4	2
State tax loss and other carryforwards	66	51
Straight line rent	55	50
Restructuring charges	15	—
Other	55	101

Gross deferred tax assets before valuation allowance	203	273
Valuation allowance	(30)	(25)

Total deferred tax assets	$173	$248

Deferred tax liabilities:
Fixed assets	$(128)	$(131)
Gain on related party real estate sale	(338)	(333)
Undistributed earnings of foreign subsidiaries	(3)	(14)
Foreign currency translation	(2)	—
Other	(15)	(11)

Total deferred tax liabilities	$(486)	$(489)

Net deferred tax liabilities	$(313)	$(241)

The deferred tax assets and liabilities above are reflected in the Consolidated Balance Sheets as follows:

	January 31,	February 2,
(In millions)	2009	2008
Current deferred tax assets	$61	$63
Current deferred tax liabilities	(3)	(4)
Non-current deferred tax assets	53	22
Non-current deferred tax liabilities	(424)	(322)

	$(313)	$(241)

Our gross deferred tax assets were partially offset by $7 million of unrecognized tax benefits related to tax loss carryforwards on our Consolidated Balance Sheets as of January 31, 2009 and February 2, 2008, respectively.
Carryforwards
Of our $8 million U.S. Federal tax credit carryforwards, $6 million will expire during the next 5 to 7 years and the remainder may be carried forward indefinitely. Of our $66 million of state tax loss and other carryforwards, $60 million will expire during the next 6 to 20 years and $6 million may be carried forward indefinitely. Of our $4 million of foreign tax loss and other carryforwards, $1 million will expire during the next 5 years and $3 million will expire during the next 6 to 20 years.
We are subject to certain limitations by the U.S. Federal and certain state taxing jurisdictions on the amount of tax losses, credits and other carryforwards that can be used to offset current income and tax within any given year due to an ownership change that was undergone by our Parent in fiscal 2005.

Valuation Allowance
Management has established a valuation allowance to offset some of our deferred tax assets as we believe it is more likely than not these assets will not be realized. During fiscal 2008, our valuation allowance increased by $5 million, of which $4 million is related to state tax loss and other carryforwards and $1 million is related to foreign loss and other carryforwards.
Unrecognized Tax Benefits
On February 4, 2007, we adopted the provisions of FIN 48 which clarified the accounting for uncertainty in income taxes recognized in the financial statements in accordance with SFAS 109 and prescribed a recognition threshold and measurement attributes for financial statement disclosure of tax positions taken or expected to be taken on a tax return. Under FIN 48, the impact of an uncertain tax position taken or expected to be taken on an income tax return must be recognized in the financial statements at the largest amount that is more-likely-than-not to be sustained. An uncertain income tax position will not be recognized in the financial statements unless it is more-likely-than-not to be sustained.
As permitted under the FIN 48 transition provisions, we decreased our liability for unrecognized tax benefits by $2 million (from $38 million to $36 million), which was accounted for as a cumulative effect reduction of Accumulated deficit as of February 4, 2007. In addition, we have reflected an additional liability for unrecognized tax benefits, and corresponding tax assets, of $6 million. As a result, the total amount of unrecognized tax benefits was $24 million not including accrued interest and penalties of $16 million and $2 million, respectively, at February 4, 2007 (date of adoption).
A reconciliation of the beginning and ending amount of gross unrecognized tax benefits (excluding interest and penalties) is as follows:

	Fiscal Years Ended
	January 31,	February 2,
(In millions)	2009	2008
Beginning balance	$36	$24
Additions for tax positions of the current year	6	20
Additions for tax positions of prior years	1	3
Reductions for tax positions of prior years	(12)	(7)
Settlements	(5)	(4)
Currency translation adjustment	(1)	—

Ending balance	$25	$36

At January 31, 2009, $10 million of the $25 million of unrecognized tax benefits would affect our effective tax rate, if recognized, and the remaining $15 million would affect our deferred tax accounts. In addition, we had $6 million and $1 million of accrued interest and penalties, respectively, at January 31, 2009.
The Company and its subsidiaries are subject to taxation in the United States and various foreign jurisdictions. Of the major jurisdictions, we are subject to examination by the United States for fiscal 2003 and forward and by Canada for fiscal 2002 and forward. While it is often difficult to predict whether we will prevail, we believe that our tax liabilities for unrecognized tax benefits reflect the more likely than not outcome of known tax contingencies.
We believe that it is reasonably possible that the total amount of unrecognized tax benefits will decrease by as much as $4 million during the next twelve months.

NOTE 13- OTHER EMPLOYEE RETIREMENT AND COMPENSATION BENEFITS
Our employees participate in a variety of other employee benefits including retirement and compensation benefits offered by Parent Company. The Supplemental Executive Retirement Plan (“SERP”) provides supplemental retirement benefits to certain executive officers in excess of the limitations that are imposed by Section 401(a)(17) of the Internal Revenue Code of 1986, as amended, on contributions to our TRU Partnership Employees’ Savings and Profit Sharing Plan (the “Savings Plan”). Participants are generally 100 percent vested in their SERP accounts after completing five years of employment with the Company. For fiscals 2008 and 2007, we recorded SERP expenses of less than $1 million and $1 million, respectively. At January 31, 2009 and February 2, 2008, the SERP liability was $2 million.
Included in our Savings Plan, we have a 401(k) salary deferral feature, company-matching contributions, and a profit sharing component for eligible U.S.-based employees. Under the terms of the Savings Plan annual employer profit sharing contributions are made at the discretion of the Board of Directors, subject to certain limitations. The Savings Plan may be terminated at our discretion. Effective January 1, 2009, eligibility for participation in the 401(k) savings account portion of the Savings Plan has changed from six months to twelve months, affecting those employees hired on or after July 1, 2008. In addition, Company matching contributions has changed from a maximum of 5% to a maximum of 4%, affecting all participants in the Savings Plan. Expenses related to the Savings Plan were $17 million in fiscals 2008 and 2007, respectively. The Board of Directors did not elect to contribute to the profit sharing portion of the Savings Plan in fiscals 2008 and 2007.
We also offer other supplemental compensation benefits to our executive officers. Prior to July 2005, we offered our executive officers an additional life insurance coverage benefit (“Split Dollar Plan”), which entitled their beneficiaries to receive a death benefit of five times the executive officer’s current compensation. As of March 2005, we discontinued this benefit to new employees, but the endorsement split-dollar life insurance policies will remain in a trust for the then existing participants until July 2010. Unless otherwise provided for by the individual severance packages, if the existing participants leave the Company prior to July 2010, they forfeit this benefit. As of January 31, 2009, the Split Dollar Plan was fully funded and there were 17 current employees that were participating in the Split Dollar Plan.
NOTE 14 — LITIGATION AND LEGAL PROCEEDINGS
Toysrus.com previously operated three co-branded on-line stores under a strategic alliance agreement (“Agreement”) with Amazon.com (“Amazon”). On May 21, 2004, we filed a lawsuit against Amazon and its affiliated companies in the Superior Court of New Jersey, Chancery Division, Passaic County (the “New Jersey Trial Court”) to terminate the Agreement. Amazon.com filed a counterclaim against us and our affiliated companies. On March 31, 2006, the New Jersey Trial Court entered an order (“Order”) terminating the Agreement and denying Amazon.com’s counterclaim. The parties each filed Notices of Appeal with the Appellate Division. On June 2, 2006, Amazon filed a lawsuit against us in the Superior Court of Washington, King County (the “Washington Court”) for money damages allegedly arising from services it was required to provide to us during the wind-down period pursuant to the Order. The Washington Court stayed the matter before it in favor of the New Jersey proceedings. On March 24, 2009, the Appellate Division affirmed the New Jersey Trial Court’s Order with respect to the termination of the Agreement and denial of Amazon’s counterclaim, but remanded to the New Jersey Trial Court for further proceedings on our claim that we are entitled to monetary damages arising from Amazon’s breach of the Agreement. On April 23, 2009, Amazon petitioned the New Jersey Supreme Court for certification of the Appellate Division’s decision for a discretionary appeal to the New Jersey Supreme Court, and that petition is still pending.
In addition to the litigation discussed above, we, along with Parent, are, and in the future, may be involved in various other lawsuits, claims and proceedings incident to the ordinary course of business. The results of litigation are inherently unpredictable. Any claims against us, whether meritorious or not, could be time consuming, result in costly litigation, require significant amounts of management time and result in diversion of significant resources. The results of these lawsuits, claims and proceedings cannot be predicted with certainty. However, we believe that the ultimate resolution of these current matters will not have a material adverse effect on our Consolidated Financial Statements taken as a whole.
NOTE 15 — COMMITMENTS AND CONTINGENCIES
We, along with Parent, are subject to various claims and contingencies related to lawsuits as well as commitments under contractual and other commercial obligations. We recognize liabilities for contingencies and commitments when a loss is probable and estimable. Refer to Note 10 entitled “LEASES” for minimum rental commitments under non-cancelable operating leases having a term of more than one year as of January 31, 2009.
As of January 31, 2009, we remain contingently liable for amounts due or amounts that may become due under certain real estate lease agreements that have been assigned to third parties. In the event of default by the assignees, we could be liable for payment obligations associated with these leases which have future lease related payments (not discounted to present value) of approximately $139 million through September 2032. The impact of these obligations are not material to our Consolidated Financial Statements.
NOTE 16 — RELATED PARTY TRANSACTIONS
We engage in related party transactions with our Sponsors and Parent and its subsidiaries (“Affiliates”), as described below. It should not be assumed that any of these transactions with Affiliates have been conducted on an “arm’s-length” basis. At January 31, 2009 and February 2, 2008, Due from affiliates, net was $255 million and $230 million, respectively.
Transactions with the Sponsors
The Sponsors provide management and advisory services to us and Parent pursuant to an advisory agreement executed at the closing of the Merger and effective as of July 21, 2005 and amended June 10, 2008 and February 1, 2009. The fee paid to the Sponsors increases 5% per year during the ten-year term of the agreement. The fee paid to the Sponsors under the advisory agreement was $17 million for fiscals 2008 and 2007, respectively, of which we are responsible for paying 75%. During fiscals 2008 and 2007, we paid the Sponsors fees of less than $1 million, respectively, for out-of-pocket expenses.
Pursuant to an amendment to the advisory agreement, the advisory fee for fiscal 2009 was capped at $15 million. The additional $3 million of advisory fees that would have been due for fiscal 2009, absent the amendment, will be paid to the Sponsors, if at all, at the time (and from the proceeds) of a successful initial public offering of the Parent’s securities.
From time to time, the Sponsors or their affiliates may acquire debt or debt securities issued by the Parent or the Company or its subsidiaries in open market transactions or through loan syndications. During fiscals 2008 and 2007, affiliates of Vornado and KKR, all equity owners of the Parent, held debt and debt securities issued by the Company. The interest amounts paid on such debt and debt securities held by related parties were $12 million and $11 million in fiscals 2008 and 2007, respectively. For further details, see Note 3 entitled “LONG-TERM DEBT.”
In fiscal 2007, we sold properties to Vornado Surplus 2006 Realty LLC. For further details, see Note 6 entitled “PROPERTY AND EQUIPMENT.”
Management Service Fees and Other
We provide a majority of the centralized corporate functions including accounting, human resources, legal, tax and treasury services to Parent and other affiliates under the Domestic Services Agreement. The costs are allocated based on a formula for each affiliate. The amounts we charged to Parent and other affiliates in fiscals 2008 and 2007 for these services were $11 million and $12 million, respectively. Additionally, in fiscal 2008, we recorded reserves of $9 million related to store closures where a related party lease obligation still exists and incurred $4 million of management service fees in both fiscals 2008 and 2007.
Value Card Services with Affiliates
Since July 2005, we manage the distribution and fulfillment of value cards through one of our subsidiaries. We sell gift cards to customers in our retail stores, through our websites, through third parties, and in certain cases, provide gift cards for returned merchandise and in connection with promotions. The value cards prior to July 2005 were managed by another subsidiary of Parent. The balances due to this affiliate were $77 million and $79 million at January 31, 2009 and February 2, 2008, respectively.
Licensing Arrangements with Affiliates
We own intellectual property used by us and Parent’s foreign affiliates in the toy, specialty juvenile and electronics businesses. In consideration for the use of our intellectual property, we charge a license fee based on a percentage of net sales, which management believes represents fair value. We charged Parent’s foreign affiliates license fees of $116 million and $119 million in fiscals 2008 and 2007, respectively, which are classified on our Consolidated Statement of Operations as Other revenues.
Real Estate Arrangements with Affiliates
We leased 472 properties from affiliates of Parent as of January 31, 2009 and February 2, 2008, respectively. SG&A expenses include lease expense of $330 million and $328 million, which include reimbursement of expenses of $52 million and $50 million related to these leases for fiscals 2008 and 2007, respectively. Refer to Note 10 entitled “LEASES” for minimum rental commitments under non-cancelable, related party operating leases for further details of the transfers of these properties to affiliates.
Advances to Parent
We make advances to fund certain operating expenses of Parent and for interest payments on Parent’s publicly issued and outstanding notes. During fiscal 2008 and 2007, we advanced $18 million and $124 million, respectively.

NOTE 17 — NOTES WITH AFFILIATES
Due from Affiliates, Net
Due from affiliates, net consists of receivables from Parent and affiliates, net of value card services due to affiliates of $77 million and $79 million, of $332 million and $309 million as of January 31, 2009 and February 2, 2008, respectively. As of January 31, 2009, $13 million of receivables from affiliates related primarily to royalties is included in Prepaid expenses and other current assets on our Consolidated Balance Sheet.
Short-term borrowing from Parent
We entered into a short-term, cross-currency intercompany loan with Parent as part of our global cash management strategy. As of January 31, 2009, the balance of this intercompany loan, was $31 million. There were no outstanding balances as of February 2, 2008.
Note Payable to Parent
In fiscal 2005, we issued a promissory note with a value of $700 million to Parent in exchange for common stock of certain of our subsidiaries. The note bears interest at 9.25% per annum and matures on July 21, 2017. On December 9, 2005, we repaid $633 million of our obligation, along with $23 million of related interest expense. On January 28, 2009, we repaid our remaining obligation of $92 million, including $8 million of related interest expense for fiscal 2008.
Subsequent Event
In April 2009, the Company declared a dividend-in-kind in the aggregate amount of $146 million of a receivable from Parent by assigning all of its right, title and interest in and to such receivable from Parent. The receivable had been previously recorded by the Company in connection with advances by the Company to Parent, during fiscals 2007 and 2006 for interest payments made by the Company on Parent’s behalf on Parent’s publicly issued and outstanding notes.
NOTE 18 — RECENT ACCOUNTING PRONOUNCEMENTS
In May 2008, the FASB issued SFAS No. 162 “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS 162”). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with accounting principles generally accepted in the United States (“GAAP”). This statement is effective as of November 15, 2008. SFAS 162 did not have a material impact on our Consolidated Financial Statements.
In March 2008, the FASB issued SFAS No. 161 “Disclosures about Derivative Instruments and Hedging Activities-An Amendment of FASB Statement No. 133” (“SFAS 161”). SFAS 161 establishes the disclosure requirements for derivative instruments and for hedging activities with the intent to provide financial statement users with an enhanced understanding of the entity’s use of derivative instruments, the accounting of derivative instruments and related hedged items under SFAS 133 and its related interpretations, and the effects of these instruments on the entity’s financial position, financial performance, and cash flows. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2008. We do not expect its adoption will have a material impact on our Consolidated Financial Statements.
In December 2007, the FASB issued SFAS No. 141(R) “Business Combinations” (“SFAS 141(R)”). SFAS 141(R) states that all business combinations (whether full, partial or step acquisitions) will result in all assets and liabilities of an acquired business being recorded at their fair values. Certain forms of contingent consideration and certain acquired contingencies will be recorded at fair value at the acquisition date. SFAS 141(R) also states acquisition costs will generally be expensed as incurred and restructuring costs will be expensed in periods after the acquisition date. In April 2009, SFAS 141(R) was amended by FSP SFAS 141(R)-1 “Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies” (“FSP SFAS 141(R)-1”). This FSP addresses application issues, subsequent measurement and accounting, and disclosure of assets and liabilities arising from contingencies in a business combination. The adoption of these pronouncements is effective for business combinations, as well as for assets or liabilities arising from contingencies in business combinations, for which the acquisition date is on or after the first annual period beginning on or after December 15, 2008. We do expect adoption of SFAS 141(R) and FSP SFAS 141(R)-1 to have an impact on accounting for business combinations once adopted but the effect is dependent upon acquisitions at that time.
In April 2009, SFAS 157 was amended by FSP SFAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly” (“FSP

SFAS 157-4”). This FSP provides additional guidance on estimating fair value when the volume and level of activity for both financial and non-financial assets or liabilities have significantly decreased. This FSP also includes guidance on identifying circumstances that indicate a transaction is not orderly. FSP SFAS 157-4 is effective for interim and annual periods ending after June 15, 2009. We are currently evaluating the impact that FSP SFAS 157-4 will have on our Consolidated Financial Statements.
In April 2009, SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities” was amended by FSP SFAS 115-2, “Recognition and Presentation of Other-Than-Temporary Impairments” (“FSP SFAS 115-2”). This FSP amends the other-than-temporary impairment guidance for debt securities to make the guidance more operational and to improve the presentation and disclosure of other-than-temporary impairments on debt and equity securities. FSP SFAS 115-2 is effective for interim and annual reporting periods ending after June 15, 2009, with early adoption permitted for periods after March 15, 2009. We are currently evaluating the impact that FSP SFAS 115-2 will have on our Consolidated Financial Statements.
In April 2009, SFAS No. 107, “Disclosures about Fair Value of Financial Instruments” and Accounting Principles Board (“APB”) Opinion 28, “Interim Financial Reporting” were amended by FSP SFAS 107-1 and APB Opinion 28-1, “Interim Disclosures about Fair Value of Financial Instruments” (“FSP SFAS 107-1 and APB 28-1”). This FSP enhances consistency in financial reporting by increasing the frequency of fair value disclosures. This FSP is effective for interim and annual periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. We are currently evaluating the impact that FSP SFAS 107-1 and APB 28-1 will have on our Consolidated Financial Statements.
In October 2008, SFAS 157 was amended by FSP SFAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active” (“FSP SFAS 157-3”). This FSP is effective upon issuance and amends SFAS 157 to clarify its application in an inactive market by providing an illustrative example to demonstrate how the fair value of a financial asset is determined when the market for that financial asset is inactive. FSP SFAS 157-3 did not have a material impact on our Consolidated Financial Statements.
In September 2008, SFAS 133 and FIN 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others — An Interpretation of FASB Statements No. 5, 57 and 107 and Rescission of FASB Interpretation No. 34,” were amended by FSP SFAS 133-1 and FIN 45-4, “Disclosure about Credit Derivatives and Certain Guarantees — an Amendment of FASB Statement No. 133 and FASB Interpretation No. 45” (“FSP SFAS 133-1 and FIN 45-4”). This FSP requires disclosures by sellers of credit derivatives, including credit derivatives embedded in a hybrid instrument and also amends FIN 45, to require an additional disclosure about the current status of the performance risk of a guarantee for fiscal years beginning after November 15, 2008. We are currently evaluating the impact that FSP SFAS 133-1 and FIN 45-4 will have on our Consolidated Financial Statements.
In February 2008, SFAS 157 was amended by FSP SFAS 157-2, “Effective Date of FASB Statement No. 157: Fair Value Measurements” (“FSP SFAS 157-2”). As such, SFAS 157 (as amended) is partially effective for measurements and disclosures of financial assets and liabilities for fiscal years beginning after November 15, 2007 and is fully effective for measurement and disclosure provisions on all applicable assets and liabilities for fiscal years beginning after November 15, 2008. We do not expect FSP SFAS 157-2 to have a material impact on our Consolidated Financial Statements.
In June 2008, the FASB ratified EITF No. 08-3 “Accounting by Lessees for Maintenance Deposits” (“EITF 08-3”). EITF 08-3 mandates that maintenance deposits that may be refunded should be accounted for as a deposit asset. When the underlying maintenance is performed, the deposit is expensed or capitalized in accordance with the lessee’s maintenance accounting policy. This EITF is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2008. We do not expect its adoption will have a material impact on our Consolidated Financial Statements.